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XenoPort, Inc.

(Name of Registrant as Specified In Its Charter)

Clinton Relational Opportunity Master Fund, L.P.

Clinton Magnolia Master Fund, Ltd.

GEH Capital, Inc.

Clinton Relational Opportunity, LLC

Clinton Group, Inc.

George E. Hall

Kevin J. Cameron

Rael Mazansky, M.D.

Charles A. Rowland, Jr.

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CEO Has Special Incentive to Spend on Horizant, Says Clinton Group

NEW YORK, June 5, 2014 /PRNewswire/ --  Clinton Group, Inc. ("Clinton Group") announced today that it has sent a letter to the stockholders of XenoPort, Inc. (Nasdaq: XNPT) in advance of the June 11, 2014 XenoPort annual meeting in which it expresses its view that XenoPort should focus on its core competencies, namely scientific discovery and clinical trials. The Clinton Group has nominated three independent professionals for the Board of Directors and is asking for the support of its fellow XenoPort stockholders.

“In our view, XenoPort’s spending on Horizant has cost stockholders significantly in the form of a lower stock price and dilution,” said Gregory P. Taxin, President of Clinton Group. “Moreover, the analysts who cover the Company now regard Horizant as being less valuable than before XenoPort started spending its precious capital on the drug.”

In its letter to stockholders, Clinton Group notes that XenoPort’s Chief Executive Officer has stock options that vest only if the Company achieves a commercial milestone with Horizant. Clinton Group says it believes this gives the Chief Executive Officer an incentive to spend XenoPort’s capital on Horizant, even if such spending has a poor expected return. Clinton Group notes, by contrast, there does not appear to be any economic incentive for the Chief Executive Officer to partner or sell Horizant.

“We believe Dr. Barrett’s incentives are not aligned with stockholders,” continued Mr. Taxin. “Perhaps that is why the Company spent $8 million last quarter on Horizant commercialization, only generated an incremental $220,000 in sales and wants to keep doing this. We would prefer to see this science-based company focus on science, not marketing drugs to consumers and doctors.”

Clinton Group encourages its fellow stockholders to review the materials it has prepared for stockholders, which are available at https://okapivote.com/clintonxnpt/.

Clinton Group urges stockholders to vote for change at the annual meeting by using the GOLD proxy card. Stockholders with questions should contact Okapi Partners LLC at (212) 297-0720 or Toll-Free (855) 305-0857 or by email to XNPT@clinton.com.

A copy of the letter sent to XenoPort stockholders is included below:

June 5, 2014

To Our Fellow Stockholders of XenoPort:

I write on behalf of the Clinton Group Inc., which together with funds it manages (“Clinton Group"), is one of the largest investors in XenoPort, Inc. ("XenoPort" or the “Company”). As you probably know by now, we are unhappy with the Company’s capital allocation decisions and stock price performance, and have nominated three independent professionals to the Board of Directors.

We encourage you to vote for our three nominees, who, if elected, would be three new, objective directors on a Board of nine members.

There is no question that the Company has not performed well for stockholders. For the five years ended yesterday, the stock is down more than 80%. In 2014 alone, the stock has declined more than 35% while the Nasdaq Biotechnology Index has risen 6%. The Company’s stock has been moving, and continues to move, in the wrong direction.

The Company’s incumbent Board would have stockholders believe the Company is misunderstood or that the stock price once embedded unrealistic expectations. Hogwash. The stock has underperformed in nearly any period one examines, short- or long-term. It has underperformed even since the failure of one of the Company’s compounds, arbaclofen placarbil, was priced into the stock about one year ago. The stock has underperformed since the Company decided to turn itself from a science-based enterprise into a full commercial company for the purpose of marketing Horizant, as well.

The stock price performance actually tells the story. The Company has continually disappointed, and diluted, stockholders. To us, there is, unfortunately, no reason to think things will be different going forward without some fresh thinking and change on the Board.

Our biggest disagreement with the incumbent Board boils down to whether this small, undercapitalized company should be spending its precious capital on building and operating a commercial effort for Horizant (the Board’s contention) or whether XenoPort should find a partner who already has those expensive operations (sales, marketing, FDA compliance and such) in place, collaborate on Horizant, and then focus XenoPort on activities involving its core competency, scientific development and clinical testing.

XenoPort has a very promising science and clinical project in XP23829. We believe it is a perfect focus for the Company, given XenoPort’s historical strengths, personnel and core competence. There is no doubt that “829” will require significant additional capital for future clinical testing and development. We believe the Company should preserve its limited capital so that it can perform these future studies, de-risking the compound and creating additional value, through science, in 829.

To maximize value for stockholders, the Company should not sell or partner 829 too early or sell additional equity in the Company, diluting the current stockholders’ ownership of 829. We strongly believe that by focusing the Company’s capital spending and human resources on 829, the Company will preserve its capital, develop 829 as much as possible, ensure the current stockholders continue to own all of 829 and then, at the optimal time, sell or partner 829.

The alternative, supported by the incumbent team, is to spend the Company’s limited capital to push the rock that is Horizant up a hill. Everyone agrees that the drug’s initial launch in the United States was not a success. Whatever the cause, history is clear that it is very hard to re-launch a drug that has had an initial failed launch. The evidence from Japan (where the launch partner was different than the US partner) is also sobering: there, the sales appear to be declining and the Company’s Asian partner has decided not to pursue marketing the drug in the five other Asian countries to which it had rights.

Yet, the Company’s management team and Board – the same people whose actions have brought the stock to its knees – insist that this small biotechnology company should perform a commercial experiment. They support spending tens of millions more to see whether Horizant is promotionally sensitive. If it is, they argue, they will be able to sell or partner Horizant for more money than they can get for it today.

To us, there is no reason to think this is a good experiment. Pharmaceutical companies can see the data on Horizant already. They know the market and have read the research. They, like Wall Street analysts, can value the asset today based on all the probabilities of commercial success that one can know. The Company has no special insight into whether Horizant will succeed commercially or be “promotionally sensitive”. And, of course, the Company has an extremely high cost of capital compared to pharmaceutical companies. In short, the Company has no objective reason to be more bullish than others and has a much higher cost of experimentation. And yet the Company pushes on. To us, this seems like bad economics.

After all, if spending $30-$40 million on a Horizant commercial experiment was a good idea (i.e. it had great, risk-adjusted expected returns), it seems clear to us that there would be dozens of parties willing to run the commercial experiment (all of whom have a lower cost of capital and substantial existing infrastructure to lower the cost of the experiment) and pay XenoPort for the right to do so. Where are they? If they have approached the Company and the Company has not done a deal with them, it can only be because the Company believes it has special insight into how Horizant will perform commercially. Why would that be? The Company is filled with scientists, not marketers. If no other party has shown up to partner or buy Horizant, well, then, the Company again must believe it has special insight. Or, as we suspect, misplaced confidence in Horizant.

We do not believe hubris should drive the allocation of shareholder capital. The Company has no rational basis that we can identify for believing Horizant will be more successful than other parties believe. This spending is therefore a gamble, not an investment.

So far, the gamble has not worked. The analysts who cover XenoPort value Horizant lower today than they did before this commercialization experiment began.* With every dollar XenoPort spends, the analysts appear to realize there is no great commercial opportunity: growth in the prescriptions is too low and the spending is not effective. The experiment that only XenoPort thought was a good one, is failing.

XenoPort says it should not abandon its experiment even though $8 million in spending during the First Quarter only produced $220,000 in incremental Horizant revenue. We believe the Company should stop this unproductive spend. At the current pace, the Company will spend many millions more, prescriptions will grow just modestly and Horizant will be regarded as worth even less.

Why not run a competitive process and let the market of smart, well-capitalized, checkbook-wielding pharmaceutical companies tell us what Horizant is worth? Why does the Board believe its unique view of value is right? What great insight does the Company have that it is unable to communicate to potential partners or buyers?

We cannot help but offer one possible explanation. Dr. Barrett, XenoPort’s Chief Executive Officer, has incentives that are different than those of stockholders. Half of Dr. Barrett’s 2013 “performance-based” stock option grant vests only if the Company achieves a certain, unstated commercial milestone on Horizant. Dr. Barrett has an incentive to achieve that milestone – we suspect it is revenue or prescription-count based – no matter what it costs to do so. Dr. Barrett appears to get nothing if he sells or partners Horizant now. What is good for Dr. Barrett (already one of the highest paid executives at a biotech or health care company of this size) – continuing to commercialize Horizant at any cost and not selling or partnering the drug – is not necessarily good for stockholders. But it does appear to be the path the Company is on.

We believe this small biotechnology company should not be attempting to prove commercial viability of Horizant. To us, it is a fool’s errand that has already destroyed significant stockholder value and led to the need for additional capital, which diluted our ownership of 829. But even if we are wrong, we believe it would be enormously valuable to have some new professionals on the Board to help the Company consider these important capital allocation questions with a fresh perspective. Certainly, aligning incentives would be good.

We believe value at XenoPort will be created by its scientific and clinical testing prowess. The Company has a great compound on which to focus those efforts and could spend all of its capital, productively, moving that compound through the various phases of testing and development. That is where, we believe, the Company can best spend its capital.

Please return the GOLD proxy card and call Okapi Partners with any questions. They can be reached at 855-305-0857 or XNPT@okapipartners.com.

Sincerely,

Gregory P. Taxin

President

* Source: Wall Street research. Credit Suisse lowered its per share valuation of Horizant from $5.50 to $3.00 in reports dated March 11, 2013 and May 8, 2014; RBC Capital lowered its per share valuation of Horizant from $5.00 to $3.00 in reports dated April 24, 2013 and May 9, 2014; Wells Fargo lowered its per share valuation of $3.00-$4.00 for Horizant/AP to $1.00 for Horizant in a report dated March 12, 2013 and as indicated in a model as of May 5, 2014.

About Clinton Group, Inc.

Clinton Group, Inc. is a Registered Investment Advisor based in New York City. The firm has been investing in global markets since its inception in 1991 with expertise that spans a wide range of investment styles and asset classes.

Important Additional Information

CLINTON RELATIONAL OPPORTUNITY MASTER FUND, L.P., CLINTON MAGNOLIA MASTER FUND, LTD., GEH CAPITAL, INC., CLINTON RELATIONAL OPPORTUNITY, LLC, CLINTON GROUP, INC. AND GEORGE E. HALL (COLLECTIVELY, "CLINTON") AND KEVIN J. CAMERON, RAEL MAZANSKY, M.D. AND CHARLES A. ROWLAND, JR. (TOGETHER WITH CLINTON, THE "PARTICIPANTS") FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") ON APRIL 25, 2014 A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE PARTICIPANTS' SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF XENOPORT, INC. (THE "COMPANY") FOR USE AT THE COMPANY'S 2014 ANNUAL MEETING OF STOCKHOLDERS (THE "PROXY SOLICITATION"). ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE PROXY SOLICITATION BY THE PARTICIPANTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD HAVE BEEN FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV/. IN ADDITION, OKAPI PARTNERS LLC, CLINTON'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WITHOUT CHARGE UPON REQUEST BY CALLING (212) 297-0720 OR TOLL-FREE AT (855) 208-8902.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A FILED BY CLINTON WITH THE SEC ON APRIL 25, 2014. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.

CONTACT: N. Lennox, +1-212-825-0400.